Exhibit 99.1

JAKKS Pacific Reports Second Quarter 2015 Results

Company Reiterates 2015 Financial Guidance

SANTA MONICA, Calif.--(BUSINESS WIRE)--July 22, 2015--JAKKS Pacific, Inc. (NASDAQ: JAKK) today reported second quarter financial results. For the quarter ended June 30, 2015, the Company reported net sales of $131.1 million, compared to $124.2 million reported in the comparable period in 2014. The reported net loss for the second quarter was $5.7 million, or $0.30 per diluted share. This compares to a net loss of $9.1 million, or $0.43 per diluted share, reported in the comparable period in 2014. Adjusted EBITDA for the second quarter of 2015 improved to $1.5 million, compared to Adjusted EBITDA of $1.2 million in 2014. See note below on “Use of Non-GAAP Financial Information.”

Second Quarter Highlights

  Net sales increased 5.6 percent
  Adjusted EBITDA increased 30 percent
  Operating margin improved 160 basis points

First Half 2015 Financial Overview

Net sales for the six months ending June 30, 2015 increased 19 percent to $245.3 million compared to $206.7 million in 2014. The reported net loss for the six month period was $13.3 million, or $0.69 per diluted share. This compares to a net loss for the first six months of 2014 of $25.4 million, or $1.17 per diluted share. Adjusted EBITDA for the first six months of 2015 improved to $0.6 million, compared to negative EBITDA of $10.4 million for the first six months of 2014.

Stephen Berman, Chief Executive Officer, JAKKS Pacific, Inc., stated, “The positive momentum we achieved in the first quarter carried into the second quarter. We grew the topline, while improving margins and EBITDA. We have focused our product development and growth opportunities to be more global in nature resulting in our International division having a record quarter, and our Disney product lines continue to perform well around the world.”

Driving success in the second quarter were JAKKS Pacific’s line of Frozen-licensed dolls and costumes which performed well at retail, as did the Disney Princess and Disney Fairies product lines. Other contributors included the World of Nintendo toys ranging from figures and plush to vehicles, and JAKKS’ Max Tow and XPV brands of vehicles. Seasonal water floats, Funnoodle, also performed well in the quarter.

“Looking ahead, I am confident we are poised to continue the momentum of growth and profitability with a compelling portfolio of brands, and believe our product lines slated for introduction this Fall will be one of our most innovative lines yet. Together with the extended terms of our key licenses and our international growth, we are well positioned for the remainder of 2015, and beyond,” said Berman.

In the second half of the year, JAKKS Pacific is set to unveil several new exciting products across a number of categories in time for the upcoming Fall and holiday season. From dolls and radio control vehicles to customizable characters and augmented reality apps, JAKKS will have a full line-up of relevant and engaging product. A few highlights include Sing-A-Long Elsa, the follow up to last year’s most successful toy in the industry; 3DiT! Character Creator featuring Marvel, Teenage Mutant Ninja Turtles and DC Superheroes characters; Big Figs, entertainment-licensed large-scale figures based on Minions and Star Wars; new World of Nintendo figures; the Hulk Smash radio control figure inspired from the popular Marvel character; a new large-scale Max Tow Truck Turbo as well as the Jumpin’ Little Monkey in the Animal Babies line and the Street Dogs radio control pup.

Working Capital

As of June 30, 2015, the Company’s working capital was $232.0 million, including cash and equivalents and marketable securities of $110.5 million, compared to working capital of $198.4 million including cash and equivalents and marketable securities of $162.9 million as of June 30, 2014.

2015 Guidance

The Company reiterates its previously issued guidance for the full year of 2015, which estimated net sales in the range of $730 million to $740 million, earnings in the range of approximately $0.71 to $0.75 per diluted share and Adjusted EBITDA in the range of approximately $56 million to $58 million.

Share Repurchase

In June 2015, the Board of Directors authorized the Company to repurchase up to $30 million worth of shares of the Company’s outstanding common stock and/or convertible notes through open market repurchases or in privately negotiated transactions from time to time through March 31, 2016. No shares were repurchased during the second quarter. Approximately 377,000 shares of common stock were repurchased through July 20, 2015 at an aggregate cost of $3.4 million.

Use of Non-GAAP Financial Information

In addition to the preliminary results reported in accordance with U.S. GAAP included in this release, the Company has provided certain non-GAAP financial information including Adjusted EBITDA which is a non-GAAP metric that excludes various items that are detailed in the financial tables and accompanying footnotes reconciling GAAP to non-GAAP results contained in this release. Management believes that the presentation of these non-GAAP financial measures provides useful information to investors because the information may allow investors to better evaluate ongoing business performance and certain components of the Company’s results. In addition, the Company believes that the presentation of these financial measures enhances an investor’s ability to make period-to-period comparisons of the Company’s operating results. This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results. The Company has reconciled the non-GAAP financial information included in this release to the nearest GAAP measures. See the attached “Reconciliation of Non-GAAP Financial Information.”

Conference Call Live Webcast

JAKKS Pacific will webcast its second quarter earnings call at 9 a.m. Eastern Time/6 a.m. Pacific Time today. To listen to the live webcast and access the accompanying presentation slides, go to www.jakks.com/investors and click on the earnings website link under Presentations at least 10 minutes prior to register, download and install any necessary audio software. A replay of the call will be available on JAKK’s website approximately one hour following completion of the call through August 21, 2015 ending at 11:59 p.m. Eastern Time/8:59 p.m. Pacific Time. The playback can be accessed by calling (888) 843-7419 or (630) 652-3042 for international callers, passcode “4017 2694” for both playback numbers.

About JAKKS Pacific, Inc.

JAKKS Pacific, Inc. (NASDAQ: JAKK) is a leading designer and marketer of toys and consumer products with a wide range of products that feature popular brands and children's toy licenses. JAKKS’ diverse portfolio includes Action Figures, Electronics, Dolls, Dress-Up, Role Play, Halloween Costumes, Kids Furniture, Vehicles, Plush, Art Activity Kits, Seasonal Products, Infant/Pre-School, Construction Toys, Ride-On Vehicles, Wagons, Inflatable Environments and Tents, Impulse Toys and Pet Products sold under various proprietary brands including JAKKS Pacific®, Road Champs®, Funnoodle®, JAKKS Pets™, Plug It In & Play TV Games™, Kids Only!®, Tollytots®, Disguise®, Moose Mountain® and Maui®. JAKKS is an award-winning licensee of several hundred nationally and internationally known trademarks including Nickelodeon®, Warner Bros.®, DC Comics and Saban’s Power Rangers®. DreamPlay Toys, LLC is a joint venture between JAKKS Pacific, Inc. and NantWorks LLC to develop, market and sell toys and related consumer products incorporating NantWorks’ proprietary iD recognition technology. www.jakks.com

© 2015 JAKKS Pacific, Inc. All rights reserved.

Forward Looking Statements

This press release may contain “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations, estimates and projections about JAKKS Pacific's business based partly on assumptions made by its management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such statements due to numerous factors, including, but not limited to, those described above, changes in demand for JAKKS' products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, and difficulties with integrating acquired businesses. The “forward-looking statements” contained herein speak only as of the date on which they are made, and JAKKS undertakes no obligation to update any of them to reflect events or circumstances after the date of this release.

JAKKS Pacific, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2015	2014
	(In thousands)
ASSETS

Current assets:
Cash and cash equivalents	$110,269	$71,525
Marketable securities	220	220
Accounts receivable, net	117,148	234,516
Inventory, net	91,887	78,827
Income taxes receivable	24,008	24,008
Deferred income taxes	3,358	3,358
Prepaid expenses and other current assets	36,073	25,139
Total current assets	382,963	437,593

Property and equipment	118,571	107,080
Less accumulated depreciation and amortization	99,256	95,984
Property and equipment, net	19,315	11,096

Goodwill	44,567	44,492
Trademarks & other assets, net	56,860	61,601
Investment in DreamPlay LLC	7,000	7,000
Total assets	$510,705	$561,782

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$109,031	$143,087
Reserve for sales returns and allowances	16,601	24,477
Income taxes payable	25,308	23,784
Total current liabilities	150,940	191,348

Long term debt	215,000	215,000
Other liabilities	3,949	1,874
Income taxes payable	2,199	2,496
Deferred tax liability	5,987	5,980
Total liabilities	378,075	416,698

Stockholders' equity:
Common stock, $.001 par value	23	23
Additional paid-in capital	202,995	202,051
Treasury stock	(24,000)	(24,000)
Accumulated deficit	(39,953)	(26,645)
Accumulated other comprehensive loss	(6,878)	(6,835)
Total JAKKS Pacific, Inc. stockholders' equity	132,187	144,594
Non-controlling interests	443	490
Total stockholders' equity	132,630	145,084
Total liabilities and stockholders' equity	$510,705	$561,782

Working Capital	$232,023	$246,245

JAKKS Pacific, Inc. and Subsidiaries
Second Quarter Earnings Announcement, 2015
Condensed Statements of Operations (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(In thousands, except per share data)		(In thousands, except per share data)

Net sales	$131,106	$124,172	$245,307	$206,682
Less cost of sales
Cost of goods	73,338	69,425	135,839	118,493
Royalty expense	16,797	15,037	32,314	23,831
Amortization of tools and molds	1,684	1,892	2,489	2,985
Cost of sales	91,819	86,354	170,642	145,309
Gross profit	39,287	37,818	74,665	61,373
Direct selling expenses	9,239	8,978	16,101	17,063
Selling, general and administrative expenses	30,662	29,930	61,419	58,382
Reorganization charges	-	1,154	-	1,154
Depreciation and amortization	2,394	2,575	4,352	4,517
Loss from operations	(3,008)	(4,819)	(7,207)	(19,743)
Other income (expense):
Equity in net income of joint venture	1,684	-	1,684	314
Interest income	16	30	35	57
Interest expense	(3,106)	(2,983)	(6,080)	(5,189)
Loss before provision for income taxes	(4,414)	(7,772)	(11,568)	(24,561)
Provision for income taxes	1,313	1,281	1,740	797
Net loss	(5,727)	(9,053)	(13,308)	(25,358)
Net loss attributable to non-controlling interests	(47)	-	(47)	-
Net loss attributable to JAKKS Pacific, Inc.	$(5,680)	$(9,053)	$(13,261)	$(25,358)
Loss per share - basic and diluted	$(0.30)	$(0.43)	$(0.69)	$(1.17)
Shares used in loss per share	19,108	21,276	19,115	21,639

JAKKS Pacific, Inc. and Subsidiaries
Reconciliation of Adjusted EBITDA
For the Three and Six Months Ended June 30, 2015 and 2014

Reconciliation of GAAP to Non-GAAP measures:

This press release and accompanying schedules provide certain information regarding Adjusted EBITDA, which may be considered non-GAAP financial measures under the rules of the Securities and Exchange Commission. The non-GAAP financial measures included in the press release are reconciled to the corresponding GAAP financial measures below, as required under the rules of the Securities and Exchange Commission regarding the use of non-GAAP financial measures. We define Adjusted EBITDA as income (loss) from operations before depreciation, amortization and adjusted for certain non-recurring charges incurred, primarily related to reorganization expenses and certain non-cash charges for restricted stock compensation expense. Adjusted EBITDA is not a recognized financial measure under GAAP, but we believe that it is useful in measuring our operating performance. We believe that the use of the non-GAAP financial measure Adjusted EBITDA enhances an overall understanding of the Company’s past financial performance, and provides useful information to the investor by comparing our performance across reporting periods on a consistent basis and the use of Adjusted EBITDA by other comparable companies as a measure of performance.

Investors should not consider these measures in isolation or as a substitute for net income, operating income, or any other measure for determining the Company’s operating performance that is calculated in accordance with GAAP. In addition, because these measures are not calculated in accordance with GAAP, they may not necessarily be comparable to similarly titled measures employed by other companies.

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(In thousands)		(In thousands)

Loss from operations	$(3,008)	$(4,819)	$(7,207)	$(19,743)

Depreciation and amortization	4,078	4,467	6,841	7,502
Reorganization charges	-	1,154	-	1,154
Restricted stock compensation expense	440	361	944	638

Adjusted EBITDA	$1,510	$1,163	$578	$(10,449)

CONTACT:
JAKKS Pacific, Inc.
Sara Rosales Montalvo, 424-268-9363
or
Joel Bennett, 424-268-9450